SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: January 21, 2000



		Exact Name of
Commission      Registrant              State or other    IRS Employer
File            as specified            Jurisdiction of   Identification
Number		in its charter		Incorporation	  Number
-----------	--------------		---------------	  --------------

1-12609         PG&E Corporation        California        94-3234914
1-2348          Pacific Gas and         California        94-0742640
                Electric Company




Pacific Gas and Electric Company          PG&E Corporation
77 Beale Street, P.O. Box 770000          One Market, Spear Tower, Suite 2400
San Francisco, California  94177          San Francisco, California 94105

             (Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company		PG&E Corporation
         (415) 973-7000                          (415) 267-7000

         (Registrant's telephone number, including area code)

Item 5.  Other Events

A. Pacific Gas and Electric Company's General Rate Case Proceeding

On January 14, 2000, a commissioner of the California Public Utilities Commission (CPUC) issued an alternate proposed decision in Pacific Gas and Electric Company's 1999 General Rate Case (GRC). (Pacific Gas and Electric Company (Utility) is the California utility subsidiary of PG&E Corporation.) The alternate proposed decision recommended an increase of $361 million in electric base revenues and an increase of $92 million in gas base revenues over 1996 electric and gas base revenues. The alternate proposed decision states that the net impact of the $361 million proposed increase in electric base revenues, after subtracting the 1998 electric base revenues provided by the California electric industry restructuring legislation of approximately $241 million, would be an increase in electric base revenues of $120 million over 1998 electric base revenues. As previously reported, in October 1999, a CPUC administrative law judge issued a proposed decision in the GRC which recommended a decrease of $43 million in electric base revenues from 1998 electric base revenues and an increase of $63 million in gas base revenues over 1998 gas base revenues. The Utility has requested increases in electric and gas base revenues of $445 million and $377 million, respectively, over 1998 authorized base revenues. The electric and gas base revenue changes ultimately adopted would be retroactive to January 1, 1999 as a result of the interim rate decision issued by the CPUC in December 1998.

The alternate proposed decision is not a final decision by the CPUC, and is subject to change prior to a final vote of the CPUC. The earliest the CPUC could consider the alternate proposed decision is at its February 3, 2000, decision conference. The CPUC may act then, or it may postpone action until later.

The alternate proposed decision recommends the denial of the Utility's request for an Attrition Rate Adjustment (ARA) to adjust revenues in 2000, but recommends adoption of an ARA for 2001. The alternate proposed decision recommends that the CPUC oversee an audit of the Utility's 1999 distribution capital spending, and that the 2001 ARA be subject to modification to take into account the results of the audit. The 2001 ARA would also be subject to modification to recognize amounts recorded in a new balancing account that the alternate proposed decision recommends be established for vegetation management expenses.

The alternate proposed decision also orders that the Utility file a 2002 GRC, so that the revenue requirements established in the 2002 GRC will be the starting point for a future performance based ratemaking (PBR) mechanism that is intended to eventually replace the GRC mechanism and cost of capital proceedings. The alternate proposed decision would narrow the Utility's pending PBR application to consider and adopt various performance measures and to establish a framework for rewards and penalties based upon the achievement of the performance measures. The portion of the pending PBR application that would determine future revenue requirements based principally on inflation and productivity factors would not be implemented before 2003.

The alternate proposed decision also recommends the adoption of a customer quality assurance program that establishes customer service standards. The Utility would be required to provide customer rebates of between $25 to $100 for each failure to comply with the standards.

Based on a preliminary analysis, the Utility believes that on a results of operations basis, the alternate proposed decision provides for an increase of $148 million over the distribution portion of 1998 electric base revenues. Any electric base revenue change ultimately adopted would not change customer electric rates because electric rates are frozen at current levels for all customers through a transition period ending no later than March 2002. The increase in gas base revenues recommended by the alternate proposed decision would also be retroactive to January 1, 1999, but, if adopted, the increase is not expected to have a significant effect on gas customer rates.

B. Proposed Auction of Pacific Gas and Electric Company's Hydroelectric Generating Assets

On January 13, 2000, a scoping memo and ruling was issued in the proceeding to consider the Utility's proposal to auction its hydroelectric generating assets. The ruling separates the proceeding into two concurrent phases: one to review the potential environmental impacts of the proposed auction under the California Environmental Quality Act (CEQA) and a second to determine whether the Utility's auction proposal, or some other alternative to the proposal, is in the public interest. The ruling notes that the divestiture and valuation issues can best be considered after the environmental impacts of a change in ownership have been reviewed. Potential bidders will also be able to incorporate the costs of any mitigation measures that may be required into their bids. The ruling notes that establishing an interim valuation for the hydroelectric facilities is unnecessary because a proposed decision in the 1998 Annual Transition Cost Proceeding (ATCP), discussed below, contains a proposal to address the issue.

The ruling also sets a procedural schedule, requiring testimony to be submitted before hearings begin on April 3, 2000. The schedule calls for a proposed decision to be issued, and for a draft environmental impact report
(EIR) to be published for public comment, by September 1, 2000, with a final decision by October 19, 2000, and a final EIR published for public comment in November 2000. The ruling also sets a schedule to complete the auction, beginning in early November 2000, and ending in early January 2001. The schedule anticipates that the divestiture process would be closed by June 1, 2001.

Finally, the ruling prohibits the Utility from withdrawing its application without express CPUC authority. It is uncertain whether the CPUC will ultimately approve the Utility's auction proposal.


C. 1998 Annual Transition Cost Proceeding

On January 7, 2000, a proposed decision was issued by a CPUC administrative law judge in the 1998 ATCP applicable to the California investor owned electric utilities. The ATCP was established to verify the accounting and recording of costs and revenues in the transition costs balancing account (TCBA) and ensure that only eligible transition costs have been entered. The TCBA tracks the revenues available to offset transition costs, including the accelerated recovery of plant balances, and other generation-related assets and obligations. The proposed decision contains a proposed change to the rules previously in place for the amortization of transition costs. Under the proposal, on a prospective basis the utilities would be required to estimate the market value of their remaining fossil, geothermal, and hydroelectric generating assets. It is proposed that the utilities credit or debit the TCBA based upon estimated market value and establish a balancing account for the actual gain or loss on eventual disposition or appraisal. The estimate would be subject to true-up after the assets are market valued through sale, appraisal, or other divestiture. If actual market value is higher than the estimate, the excess amount would be refunded to ratepayers. If actual market value is less than the estimate, the utilities would be authorized to recover such amount from ratepayers as a transition cost.

The proposed decision in the 1998 ATCP does not specify how or whether the estimates of market value to be prepared by the Utility will be reviewed by the CPUC or whether they will be subject to a hearing. The parties are required to file supplemental briefs. At this time it is uncertain how and when the issues raised by the proposal to require the utilities to estimate market value of their generation assets will be resolved or whether the proposal, if adopted, would be consistent with the California electric industry restructuring legislation.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                                  PG&E CORPORATION

                                  CHRISTOPHER P. JOHNS
                        By
                                  ---------------------
                                  CHRISTOPHER P. JOHNS
                                  Vice President and Controller


                                  PACIFIC GAS AND ELECTRIC COMPANY

                                  KENT M. HARVEY
                        By
                                  ---------------------
                                  KENT M. HARVEY
                                  Senior Vice President, Treasurer, Chief
                                  Financial Officer, and Controller


Dated: January 21, 2000